Free Writing Prospectus to Preliminary Pricing Supplement No. 4,620

Registration Statement Nos. 333-250103; 333-250103-01

Dated April 1, 2022; Filed pursuant to Rule 433

Morgan Stanley

2-Year Worst-of SPX and XLF Callable Contingent Income Securities

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, prospectus supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuing entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlyings:	S&P 500® Index (SPX) and Financial Select Sector SPDR® Fund (XLF)
Call feature:	Beginning after six months, quarterly, based on the output of a risk neutral valuation model. See the accompanying preliminary pricing supplement.
Coupon barrier level:	75% of the initial level for each underlying
Downside threshold level:	70% of the initial level for each underlying
Contingent quarterly coupon:	6.00% to 8.00% per annum
Coupon payment dates:	Quarterly
Redemption dates:	Beginning after six months, quarterly
Pricing date:	April 26, 2022
Final observation date:	April 26, 2024
Maturity date:	May 1, 2024
CUSIP:	61773QA90
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/000183988222007009/ms4620_424b2-03672.htm

1All payments are subject to our credit risk

Hypothetical Payout at Maturity[1] (if the securities have not been previously redeemed)
Change in Worst Performing Underlying	Payment at Maturity (excluding any coupon payable at maturity)
+40%	$1,000.00
+30%	$1,000.00
+20%	$1,000.00
+10%	$1,000.00
0%	$1,000.00
-10%	$1,000.00
-20%	$1,000.00
-30%	$1,000.00
-31%	$690.00
-40%	$600.00
-50%	$500.00
-60%	$400.00
-70%	$300.00
-80%	$200.00
-90%	$100.00
-100%	$0

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlyings

For more information about the underlyings, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Securities

●The securities do not guarantee the return of any principal.

●The securities do not provide for regular interest payments.

●The securities have early redemption risk.

●The contingent quarterly coupon, if any, is based only on the value of each underlying on the related quarterly observation date.

●Investors will not participate in any appreciation in either underlying.

●The market price will be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The estimated value of the securities is approximately $941.00 per security, or within $35.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●Investing in the securities is not equivalent to investing in the underlyings or the stocks composing the SPX Index or the share underlying index.

●The securities will not be listed on any securities exchange and secondary trading may be limited. Accordingly, you should be willing to hold your securities for the entire 2-year term of the securities.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

●Hedging and trading activity by our affiliates could potentially affect the value of the securities.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Underlyings

●You are exposed to the price risk of both underlyings, with respect to both the contingent quarterly coupons, if any, and the payment at maturity, if any.

●Because the securities are linked to the performance of the worst performing underlying, you are exposed to greater risks of no contingent quarterly coupons and sustaining a significant loss on your investment than if the securities were linked to just one underlying.

●Investing in the securities exposes investors to risks associated with investments with a concentration in the financial services sector.

●The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the XLF Shares.

●Adjustments to the XLF Shares or the share underlying index could adversely affect the value of the securities.

●The performance and market price of the XLF Shares, particularly during periods of market volatility, may not correlate with the performance of the share underlying index, the performance of the component securities of the share underlying index or the net asset value per share of the XLF Shares.

●Adjustments to the SPX Index could adversely affect the value of the securities.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Securities–Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.